Exhibit 99.1

October 27, 2011

NCR announces strong third-quarter results

•	Operational results ahead of expectations; quarter-ending backlog of $1.2 billion the highest in company history

•	Revenue growth of 16% and global orders up 36% compared to prior year period

•

GAAP diluted EPS from continuing operations of $0.10 compared to $0.48 in the prior year period; non-GAAP diluted EPS from continuing operations(1) of $0.53, an increase of 15% from the prior year period

•	Acquisition of Radiant Systems successfully closed; integration process on plan; potential revenue and cost synergies remain consistent with previous company expectations

•	NCR raises full year 2011 revenue, non-GAAP income from operations(2) and free cash flow guidance(3)

DULUTH, Georgia – NCR Corporation (NYSE: NCR) reported financial results today for the three months ended September 30, 2011. Reported revenue of $1.40 billion increased 16 percent from the third quarter of 2010. Third-quarter revenues reflect a favorable impact of 5 percent as a result of foreign currency translation.

NCR reported third-quarter income from continuing operations (attributable to NCR) of $16 million, or $0.10 per diluted share, compared to income from continuing operations (attributable to NCR) of $78 million, or $0.48 per diluted share, in the third quarter of 2010. Income from continuing operations in the third quarter of 2011 included $62 million ($44 million or $0.27 per diluted share, after-tax) of pension expense, $24 million ($19 million or $0.12 per diluted share, after tax) of acquisition related transaction costs, $6 million ($4 million or $0.03 per diluted share, after tax) of acquisition related severance costs, and $3 million ($2 million or $0.01 per diluted share, after tax) of acquisition related amortization of intangible assets. Income from continuing operations for the third quarter of 2010 included $50 million ($33 million or $0.20 per diluted share, after-tax) of pension expense, $6 million ($3 million or $0.02 per diluted share, after-tax) of incremental costs related to the relocation of the Company’s global headquarters and $39 million ($0.24 per diluted share) of income tax benefit due to the release of a valuation reserve related to our Japanese subsidiary. Excluding these items, non-GAAP income from continuing operations(1) in the third quarter of 2011 was $0.53 per diluted share compared to $0.46 in the prior year period.

“Our third quarter featured strong execution and performance in addition to two strategic transactions that will help shape NCR’s future,” said Bill Nuti, chairman and CEO of NCR. “We are winning business across our core and emerging verticals and exited the quarter with backlog at historic levels. We also continue to expand our services business through increased attach rates both in traditional and emerging markets, the latter evidenced by an important new ATM services contract with one of China’s largest banks.”

“During the quarter we completed the acquisition of Radiant Systems Inc., creating a third core solutions vertical in hospitality and specialty retail that offers immediate growth opportunity and accelerates our strategic objective of migrating to a software-enabled and services-led business model. Integration is well underway, and early results are fully consistent with our expectations. Our second strategic transaction, announced during the quarter and closed shortly after the quarter-end, is our alliance with Scopus Tecnologia, a subsidiary of the major Brazilian financial group Banco Bradesco. The alliance, and the accompanying ATM supply agreement with Bradesco, significantly and quickly expand our presence in the key Brazilian ATM market, with an initial order for 6,000 ATMs. Together, these transactions, along with a demand environment that remains healthy around the world, position NCR for solid 2011 performance while increasing confidence in our longer-term growth outlook.”

Third-Quarter 2011 Operating Segment Results(2)

Financial Services

NCR’s Financial Services segment generated third-quarter revenue of $770 million, an increase of 18 percent from the third quarter of 2010. Revenue growth was evident across most geographies, including the North America, Europe, Caribbean and Latin America (CLA) and South Asia Pacific theaters. The third-quarter year-over-year revenue comparison included 6 percentage points of benefit from foreign currency translation.

Operating income for Financial Services was $81 million in the third quarter of 2011 as compared to $63 million in the third quarter of 2010. This increase was driven by higher revenue and lower service delivery costs offset by continued investment in sales resources.

Retail Solutions (formerly Retail & Hospitality)

The Retail Solutions segment reported revenue of $461 million, up 7 percent from the third quarter of 2010, driven largely by growth in the North America, Japan/Korea, Brazil/India/China/Middle East Africa (BICMEA) and South Asia Pacific theaters. The third-quarter year-over-year revenue comparison included 4 percentage points of benefit from foreign currency translation.

Operating income for Retail Solutions was $22 million in the third quarter of 2011 as compared to $25 million in the third quarter of 2010. The segment saw a favorable shift in product and services mix, offset by the negative impact of higher paper prices and increased corporate allocations.

Hospitality & Specialty Retail (as a result of the acquisition of Radiant Systems)

The company completed its acquisition of Radiant Systems on August 24, 2011. Because the acquisition was completed during the quarter, the revenue and operating income results being reflected for the Hospitality & Specialty Retail segment are partial, and reflect only the period from August 24, 2011 through the end of the third quarter.

The Hospitality & Specialty Retail segment reported revenue of $36 million, driven largely by product volumes and services revenue in the North America theater.

Operating income for Hospitality & Specialty retail was $5 million in the third quarter of 2011.

Entertainment

Entertainment revenue was $42 million, an increase of 45 percent over the $29 million reported in the third quarter of 2010. Year-over-year same store sales growth was up 21% as a result of new entertainment kiosk deployments and the Company’s strategy to redeploy selected kiosks to better performing locations.

Operating loss for Entertainment was $13 million in the third quarter of 2011 as compared to a loss of $13 million in the third quarter of 2010. The loss in the current quarter was primarily a result of kiosk depreciation and DVD amortization.

Emerging Industries

Emerging Industries revenue was $94 million and grew 1 percent versus the prior year period largely due to services business with our Telecom & Technology customers in the North America and Europe theaters. The third quarter year over year revenue comparison included 5 percentage points of benefit from foreign currency translation.

Operating income for Emerging Industries was $18 million in the third quarter of 2011 as compared to $15 million in the third quarter of 2010. This increase was primarily driven by improved product and services mix and lower service delivery costs.

Third-Quarter 2011 Business Highlights

In the third quarter of 2011, NCR continued the introduction and deployment of its self-service solutions across its core and emerging industries while continuing to expand its global services business. The following are NCR’s third quarter business highlights.

In the Financial Services segment, NCR continued to advance its Scalable Deposit Module (SDM) technology, launch new APTRA™ and service-focused products and capture additional customers in the U.S. ATM market.

Redwood Credit Union, a $1.9 billion credit union that serves 200,000 members in San Francisco and the North Bay, will deploy NCR SelfServ™ ATMs as replacements to 33 currently installed machines, including 30 non-NCR ATMs. Twenty-nine of the new NCR SelfServ™ ATMs will include NCR’s SDM technology, the only technology on the market that allows consumers to deposit both cash and checks simultaneously in any orientation through a single slot.

BMO Harris Bank, part of BMO Financial Group, will deploy new NCR SelfServ™ ATMs to replace a significant portion of the ATMs acquired through its acquisition of Marshall & Ilsley Corporation. The new NCR SelfServ™ ATMs will include NCR’s SDM technology and NCR will also provide the field maintenance services on this new fleet.

NCR recently launched NCR APTRA™ Mobile Banking 3.0, a new global mobile banking platform that enables banks to offer their customers banking services via downloadable apps, mobile browser or SMS. The new solution provides consumers with features that allow them to manage their money on the go. It also enables banks to scale and integrate mobile banking with other online, kiosk, ATM and teller banking channels, helping them drive adoption of mobile banking and deliver new services across integrated channels.

During the third quarter, NCR deployed its APTRA™ software suite on multi-vendor ATMs in Alaska USA Federal Credit Union’s ATM network. NCR completed the deployment within 45 days of receiving the order, due to the experience and efficiency of its professional services team as well as improvements to the APTRA™ software.

NCR also recently introduced Total ATM Services, a new managed services bundle for mid-sized and community banks and credit unions. NCR Total ATM Services provides a single point of accountability for ATM network availability. NCR supports the network from both an operational and a management perspective by supplying a suite of services that continually monitor the network, proactively address issues before outages occur, and protect the ATM network environment from threats.

In Retail Solutions (formerly Retail & Hospitality), NCR continued to win business with its suite of RealPOS™ point-of-sale (POS) technologies. Warehouse Market, Inc. deployed the NCR RealPOS™ 80XRT POS terminals and the NCR RealPOS™ High Performance Bi-Optic Scanner/Scale at 16 locations to improve its point-of-sale operations and make checkout more efficient and quicker for its customers.

NCR recently expanded its relationship with The Johnny Rockets Group, Inc. by being named a supplier of POS for its restaurant franchisees. The new agreement gives Johnny Rockets and its franchisees the opportunity to order and deploy the NCR RealPOS™ 70XRT, NCR’s most powerful integrated POS workstation, which combines business-optimized technologies, innovative retail design and industry-leading serviceability. In addition, Popeye’s Louisiana Kitchen franchisee, Weilbaecher Enterprises, has deployed the NCR RealPOS™ 25 POS terminals in its three locations throughout greater Savannah, Georgia.

In Hospitality & Specialty Retail (added as a result of the acquisition of Radiant Systems) NCR successfully implemented Quest technology in Queensland, Australia’s new Metricon Stadium, which will be running Quest Venue Manager software hosting 31 Q1515 touch screen POS terminals and 98 VS terminals throughout the stadium. The Quest solution allows consumers to make purchases using loaded tickets, voucher cards, bar tab account cards and more, while managers are able to update POS terminals during events through comprehensive, real-time reporting capabilities. NCR also announced a new agreement with the Seattle Seahawks, Sounders FC and First & Goal Inc. (FGI) to provide Quest stadium and arena technology for CenturyLink Field and CenturyLink Field Event Center’s food and beverage service operations. The implementation will include Quest Venue Manager Software and over 625 fixed and portable POS terminals.

During the quarter, NCR launched CPMobile™, its new mobile retail management solution. The solution is designed to enable specialty retailers to engage more directly with consumers throughout the sale process and to provide a level of customer service, that will enhance a retailer’s ability to drive revenue and gain competitive advantage.

In Emerging Industries, NCR continued to advance its self-service technologies across key verticals while further deploying its two-sided printing technology.

In travel, US Airways is improving the check-in process and delivering value and convenience to its customers by deploying NCR’s mobile boarding pass technology in 14 airports across the U.S. NCR’s travel solutions captured share overseas as well, as Dubai Airports agreed to deploy NCR Netkey Wayfinding to help passengers more easily navigate Dubai International and Dubai World Central (DWC) airports. The interactive NCR Netkey Wayfinding solution will help passengers locate gates, flight information, retailers and concessions through 50 42-inch touchscreen monitors that will be serviced by NCR.

Etiquettes Multi-Action Labels, a Canadian provider of labels and printing equipment, agreed to license NCR’s two-sided thermal label printing intellectual property. NCR’s 2ST™ two-sided printing technology delivers cost and productivity improvements by allowing simultaneous printing on both the front and back side of a label, receipt or other media.

NCR’s global services business continues to grow its global footprint. NCR secured its largest ever ATM services contract in China and will provide hardware maintenance services for approximately 10,000 units of NCR-branded ATMs installed at the Agricultural Bank of China (ABC). NCR Services will help drive ATM availability to improve ABC’s customer satisfaction and drive consumer loyalty.

Third-Quarter 2011 Financial Highlights

Income from operations was $18 million in the third quarter of 2011, which included $62 million of pension expense, $24 million of acquisition related transaction costs, $6 million of acquisition related severance costs and $3 million of acquisition related amortization of intangible assets. This compares to $34 million of income from operations in the third quarter of 2010, which included $50 million of pension expense and $6 million of incremental costs related to the global headquarters relocation. Excluding these items, non-GAAP income from operations(2) was $113 million in the third quarter of 2011 compared to $90 million in the third quarter of 2010.

Net cash used in operating activities was $7 million during the third quarter of 2011 compared to $48 million in the year-ago period. Cash from operating activities in the third quarter of 2011 was impacted by improvement in working capital period-over-period, offset by acquisition related transaction costs of approximately $24 million. Net capital expenditures of $32 million in the third quarter of 2011 decreased from the $69 million in net capital expenditures in the third quarter of 2010, primarily due to a lower level of investment in the Entertainment business. Discontinued operations resulted in $6 million of cash outflow in the third quarter of 2011 compared to $6 million of cash provided in the third quarter of 2010, largely a result of lower insurance recoveries relative to the prior year period. Free cash flow (net cash from operations and discontinued operations, less capital expenditures for property, plant and equipment, and additions to capitalized software)(3) was negative $45 million in the third quarter of 2011, compared to negative $111 million in the third quarter of 2010. Given the free cash flow performance year to date, the company is raising full year guidance to the range of $75 million to $100 million, up from previous guidance of $50 million to $75 million.

NCR contributed approximately $66 million to its international and executive pension plans in the first nine months of 2011 and expects to contribute approximately $125 million in 2011. The net funded status of the company’s global pension plans was approximately $(997) million as of December 31, 2010, an improvement of $51 million from the previous year end.

Other expense, net was $4 million in the third quarter of 2011 compared to other income, net, of $1 million in the prior year due to higher interest expense in the current period.

Income tax benefit was $1 million in the third quarter of 2011 compared to $45 million in the third quarter of 2010. The prior year period included $39 million of income tax benefit due to the release of a valuation reserve related to the company’s Japanese subsidiary. NCR expects its full-year 2011 effective income tax rate to be approximately 27%.

NCR ended the third quarter of 2011 with $341 million in cash and cash equivalents compared to a balance of $457 million as of June 30, 2011. As of September 30, 2011, NCR had a debt balance of $1,062 million.

2011 Outlook

NCR expects full-year 2011 revenues to increase in the range of 8 to 10 percent on a constant currency basis compared with 2010. Including acquisition-related costs, NCR now expects its full-year 2011 Income from Operations (GAAP) to be $151 million to $161 million, non-GAAP non-pension operating income (NPOI)(2) to be in the range of $410 to $420 million, GAAP diluted earnings per share to be $0.65 to $0.69 and non-GAAP diluted earnings per share excluding pension expense and special items(1) to be in the range of $1.79 to $1.83 per diluted share. The 2011 non-GAAP diluted EPS guidance excludes estimated pension expense of $225 million (approximately $158 million after-tax) compared with actual pension expense of $208 million ($149 million after-tax) in 2010. NCR expects its full-year 2011 effective income tax rate to be approximately 27 percent.

The company expects fourth quarter 2011 non-pension operating income (NPOI)(2) to be in the range of $139 million to $149 million, compared to $112 million in the fourth quarter of 2010. Other expense, net, including interest expense, is expected to be approximately $10 million in the fourth quarter. The company expects its fourth quarter 2011 effective tax rate to be approximately 33 percent.

	Current 2011	Prior 2011	2010
	Guidance	Guidance	Actual
Year-over-year revenue (constant currency)	8% - 10%	6% - 8%	3%

Income from Operations (GAAP)	$151 - $161 million	$174 - $189 million	$99 million
Non-pension operating income(2)	$410 - $420 million	$385 - $400 Million	$333 million
Diluted earnings per share (GAAP)	$0.65 - $0.69	$0.79 - $0.86	$0.69
Diluted earnings per share excluding pension expense and special items (non-GAAP)(1)	$1.79 - $1.83	$1.73 - $1.80	$1.53

2011 Third Quarter Earnings Conference Call

A conference call is scheduled today at 4:30 p.m. (EST) to discuss the company’s 2011 third quarter results and guidance for full-year 2011. Access to the conference call, as well as a replay of the call, is available on NCR’s Web site at http://investor.ncr.com/.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a global technology company leading how the world connects, interacts and transacts with business. NCR’s assisted- and self-service solutions and comprehensive support services address the needs of retail, financial, travel, healthcare, hospitality, entertainment, gaming and public sector organizations in more than 100 countries. NCR (www.ncr.com) is headquartered in Duluth, Georgia.

# # #

NCR is a trademark of NCR Corporation in the United States and other countries.

News Media Contact

Cameron Smith

NCR Corporation

770.623.7998

cameron.smith@ncr.com

Investor Contact

Gavin Bell

NCR Corporation

212.589.8468

gavin.bell@ncr.com

Reconciliation of Diluted Earnings Per Share from Continuing Operations (attributable to NCR) (GAAP) to Non-GAAP Measures

	Q3 2011 Actual	Q3 2010 Actual	Current 2011 Guidance	Prior 2011 Guidance	FY 2010 Actual
Diluted Earnings Per Share from Continuing Operations (attributable to NCR) (GAAP)	$0.10	$0.48	$0.65-$0.69	$0.79-$0.86	$0.69

Pension expense	(0.27)	(0.20)	(0.99)	(0.94)	(0.93)
Acquisition related transaction costs	(0.12)	—	(0.12)	(0.01)	—
Acquisition related severance costs	(0.03)	—	(0.03)	—	—
Acquisition related amortization of intangibles	(0.01)	—	(0.01)	—	—
Global headquarters relocation	—	(0.02)	—	—	(0.07)
Legal settlements and charges	—	—	0.01	0.01	(0.03)
Investment impairment charge	—	—	—	—	(0.05)
Japanese subsidiary valuation reserve	—	0.24	—	—	0.24

Diluted Earnings Per Share from Continuing Operations (attributable to NCR) (non-GAAP) (1)	$0.53	$0.46	$1.79-$1.83	$1.73-$1.80	$1.53

Reconciliation of Income from Operations (GAAP) to Non-GAAP Measure (in millions)

	Q3 2011 Actual	Q3 2010 Actual	Current 2011 Guidance	Prior 2011 Guidance	FY 2010 Actual
Income from Operations (GAAP)	$18	$34	$151-$161	$174-$189	$99

Pension expense	$62	$50	$225	$210	$208
Acquisition related transaction costs	$24	—	$25	$1	—
Acquisition related severance costs	$6	—	$6	—	—
Acquisition related amortization of intangibles	$3	—	$3	—	—
Global headquarters relocation	—	$6	—	—	$18
Legal charges	—	—	—	—	$8

Non-pension Operating Income (non-GAAP) (2)	$113	$90	$410-$420	$385 - $400	$333

Free Cash Flow

	For the Periods Ended September 30 (in millions)
	Three Months
	2011	2010
Net cash used in operating activities (GAAP)	($7)	($48)
Less capital expenditures for:

Property, plant and equipment, net of grant reimbursements	(16)	(54)

Capitalized software	(16)	(15)

Total capital expenditures, net	(32)	(69)
Net cash (used in) provided by discontinued operations	(6)	6

Free cash (used) flow (non-GAAP)(3)	($45)	($111)

(1)	While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, it believes that certain non-GAAP measures provide additional useful information regarding NCR’s financial results. NCR’s management evaluates the company’s results excluding certain items, such as pension expense, to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of NCR’s underlying operational performance, as well as consistency and comparability with past reports of financial results. In addition, management uses certain of these measures to manage and determine effectiveness of its business managers and as a basis for incentive compensation. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.
(2)	The segment results included in Schedule B and non-GAAP income from operations (non-pension operating income) and non-GAAP earnings per share discussed in this earnings release exclude the impact of pension expense and certain items. Due to the significant change in its pension expense from year to year and the non-operational nature of pension expense and these special items, NCR’s management uses non-pension operating expense and non-GAAP earnings per share to evaluate year-over-year operating performance. NCR may, in addition, segregate special items from its GAAP results from time to time to reflect the ongoing earnings per share performance of the company. NCR also uses non-pension operating income and non-GAAP earnings per share to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR determines non-pension operating income based on its GAAP income (loss) from operations excluding pension expense and special items. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.

(3)	Free cash flow does not have a uniform definition under GAAP and, therefore, NCR’s definition may differ from other companies’ definitions of this measure. NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, and additions to capitalized software. NCR’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures which can be used for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of company stock and repayment of the company’s debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure should not be considered a substitute for or superior to cash flows from operating activities determined in accordance with GAAP.

Note to investors—This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, items of GAAP and non-GAAP guidance, and future economic performance, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause NCR’s actual results to differ materially.

In addition to the factors discussed in this release, other risks and uncertainties include those relating to: the uncertain economic climate, which could impact the ability of our customers to make capital expenditures, thereby affecting their ability to purchase our products, and consolidation in the financial services sector, which could impact our business by reducing our customer base; the timely development, production or acquisition and market acceptance of new and existing products and services (such as self-service technologies), including our ability to accelerate market acceptance of new products and services; our indebtedness and the impact that it may have on our financial and operating activities and our ability to incur additional debt; the financial covenants in our secured credit facility and their impact on our financial and business operations; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings; the effect of currency translation; short product cycles, rapidly changing technologies and maintaining a competitive leadership position with respect to our solution offerings; tax rates; ability to execute our business and reengineering plans; turnover of workforce and the ability to attract and retain skilled employees, especially in light of continued cost-control measures being taken by the company; availability and successful exploitation of new acquisition and alliance opportunities; access to DVD inventory and the conversion to, and market adoption of, alternative methods of entertainment content delivery; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; the success of our pension strategy; compliance with requirements relating to data privacy and protection; expected benefits related to the acquisition of Radiant Systems, Inc. not materializing as expected; and other factors detailed from time to time in the company’s U.S. Securities and Exchange Commission reports and the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions, except per share amounts)

	For the Periods Ended September 30
	Three Months		Nine Months
	2011	2010	2011	2010
Revenue

Products	$719	$600	$1,863	$1,655
Services	684	607	1,947	1,757

Total revenue	1,403	1,207	3,810	3,412

Cost of products	581	475	1,511	1,321
Cost of services	529	486	1,526	1,413

Total gross margin	293	246	773	678

% of Revenue	20.9%	20.4%	20.3%	19.9%

Selling, general and administrative expenses	231	173	576	514
Research and development expenses	44	39	126	117

Income from operations	18	34	71	47
% of Revenue	1.3%	2.8%	1.9%	1.4%

Interest expense	(3)	—	(4)	(1)
Other (expense) income, net	(1)	1	4	2

Total other (expense) income, net	(4)	1	—	1

Income before income taxes and discontinued operations	14	35	71	48
% of Revenue	1.0%	2.9%	1.9%	1.4%

Income tax (benefit) expense	(1)	(45)	8	(35)

Income from continuing operations	15	80	63	83
Income from discontinued operations, net of tax	—	5	1	16

Net income	15	85	64	99

Net (loss) income attributable to noncontrolling interests	(1)	2	2	4

Net income attributable to NCR	$16	$83	$62	$95

Amounts attributable to NCR common stockholders:
Income from continuing operations	$16	$78	$61	$79
Income from discontinued operations, net of tax	—	5	1	16

Net income	$16	$83	$62	$95

Net income per share attributable to NCR common stockholders:

Net income per common share from continuing operations
Basic	$0.10	$0.49	$0.38	$0.49

Diluted	$0.10	$0.48	$0.38	$0.49

Net income per common share
Basic	$0.10	$0.52	$0.39	$0.59

Diluted	$0.10	$0.51	$0.39	$0.59

Weighted average common shares outstanding
Basic	157.4	160.1	158.1	160.1
Diluted	160.2	161.5	160.9	161.4

Schedule B

NCR CORPORATION

CONSOLIDATED REVENUE and OPERATING INCOME SUMMARY

(Unaudited)

(in millions)

	For the Periods Ended September 30
	Three Months			Nine Months
	2011	2010	% Change	2011	2010	% Change
Revenue by segment

Financial Services	$770	$655	18%	$2,091	$1,860	12%

Retail Solutions	461	430	7%	1,286	1,226	5%

Hospitality and Specialty Retail	36	—	—	36	—	—

Entertainment	42	29	45%	117	70	67%

Emerging Industries	94	93	1%	280	256	9%

Total revenue	$1,403	$1,207	16%	$3,810	$3,412	12%

Operating income by segment

Financial Services	$81	$63		$205	$171
% of Revenue	10.5%	9.6%		9.8%	9.2%

Retail Solutions	22	25		55	45
% of Revenue	4.8%	5.8%		4.3%	3.7%

Hospitality and Specialty Retail	5	—		5	—
% of Revenue	13.9%	—		13.9%	—

Entertainment	(13)	(13)		(45)	(35)
% of Revenue	(31.0%)	(44.8%)		(38.5%)	(50.0%)

Emerging Industries	18	15		51	40
% of Revenue	19.1%	16.1%		18.2%	15.6%

Subtotal-segment operating income	$113	$90		$271	$221

% of Revenue	8.1%	7.5%		7.1%	6.5%

Pension expense	62	50		166	156

Other adjustments (1)	33	6		34	18

Total income from operations	$18	$34		$71	$47

(1)	Other adjustments include $24 million and $25 million of acquisition related transaction costs for the three and nine months ended September 30, 2011, respectively; $6 million of acquisition related severance costs for the three and nine months ended September 30, 2011; and $3 million of acquisition related amortization of intangible assets for the three and nine months ended September 30, 2011. Other adjustments include $6 million and $18 million of incremental costs directly related to the relocation of the Company’s worldwide headquarters for the three and nine months ended September 30, 2010, respectively.

Schedule C

NCR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions, except per share amounts)

	September 30 2011	June 30 2011	December 31 2010
Assets
Current assets
Cash and cash equivalents	$341	$457	$496
Accounts receivable, net	1,128	980	928
Inventories, net	850	810	741
Other current assets	365	328	313

Total current assets	2,684	2,575	2,478

Property, plant and equipment, net	459	453	429
Goodwill	918	115	115
Intangibles	328	13	15
Prepaid pension cost	309	325	286
Deferred income taxes	554	628	630
Other assets	428	395	408

Total assets	$5,680	$4,504	$4,361

Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$1	$1	$1
Accounts payable	568	548	499
Payroll and benefits liabilities	205	171	175
Deferred service revenue and customer deposits	419	396	362
Other current liabilities	443	402	379

Total current liabilities	1,636	1,518	1,416

Long-term debt	1,061	10	10
Pension and indemnity plan liabilities	1,229	1,279	1,259
Postretirement and postemployment benefits liabilities	294	304	309
Income tax accruals	149	136	165
Environmental liabilities	201	221	244
Other liabilities	50	40	42

Total liabilities	4,620	3,508	3,445

Stockholders’ equity
NCR stockholders’ equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding at September 30, 2011, June 30, 2011 and December 31, 2010, respectively	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 157.4, 158.5, and 159.7 shares issued and outstanding at September 30, 2011, June 30, 2011, and December 31, 2010, respectively	2	2	2
Paid-in capital	252	239	281
Retained earnings	1,997	1,981	1,935
Accumulated other comprehensive loss	(1,229)	(1,263)	(1,335)

Total NCR stockholders’ equity	1,022	959	883
Noncontrolling interests in subsidiaries	38	37	33

Total stockholders’ equity	1,060	996	916

Total liabilities and stockholders’ equity	$5,680	$4,504	$4,361

Schedule D

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	For the Periods Ended September 30
	Three Months		Nine Months
	2011	2010	2011	2010
Operating activities
Net income	$15	$85	$64	$99

Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	—	(5)	(1)	(16)
Depreciation and amortization	41	36	116	101
Stock-based compensation expense	9	6	24	15
Excess tax benefit from stock-based compensation	—	—	(1)	—
Deferred income taxes	(16)	(58)	(30)	(63)
Gain on sale of property, plant, and equipment	—	(6)	(3)	(6)
Changes in assets and liabilities:
Receivables	(89)	(78)	(147)	(43)
Inventories	5	(85)	(64)	(128)
Current payables and accrued expenses	20	62	69	63
Deferred service revenue and customer deposits	2	2	34	19
Employee severance and pension	44	19	100	79
Other assets and liabilities	(38)	(26)	(60)	(59)

Net cash (used in) provided by operating activities	(7)	(48)	101	61

Investing activities
Grant reimbursements from capital expenditures	—	1	—	5
Expenditures for property, plant and equipment	(16)	(55)	(83)	(135)
Proceeds from sales of property, plant and equipment	—	38	2	38
Additions to capitalized software	(16)	(15)	(45)	(43)
Business acquisition, net	(1,087)	—	(1,087)	—
Other investing activities, net	—	(8)	—	(8)

Net cash used in investing activities	(1,119)	(39)	(1,213)	(143)

Financing activities
Purchase of Company common stock	—	(20)	(70)	(20)
Excess tax benefit from stock-based compensation	—	—	1	—
Short-term borrowings, net	—	—	—	(4)
Borrowings on term credit facility	700	—	700	—
Repayment of long-term debt	—	—	—	(1)
Payments on revolving credit facility	(50)	—	(50)	—
Borrowings on revolving credit facility	400	—	400	—
Proceeds from employee stock plans	2	4	15	7
Debt issuance cost	(28)	—	(28)	—

Net cash provided by (used in) financing activities	1,024	(16)	968	(18)

Cash flows from discontinued operations
Net cash (used in) provided by operating activities	(6)	6	(14)	6

Effect of exchange rate changes on cash and cash equivalents	(8)	10	3	3

Decrease in cash and cash equivalents	(116)	(87)	(155)	(91)
Cash and cash equivalents at beginning of period	457	447	496	451

Cash and cash equivalents at end of period	$341	$360	$341	$360